EXHIBIT 99.1


PRIVATE   SECURITIES   LITIGATION   REFORM  ACT  OF  1995  -  SAFE   HARBOR  FOR
FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, Infowave has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating Infowave's business, you should consider:

          o    all of the information in this quarterly report on Form 10-Q;
          o the risk factors described in Infowave's Annual Report for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 30, 2000; and
          o    the risk factors described below.


                                  RISK FACTORS

General

History of Losses

The Corporation is not currently profitable and incurred losses of $10,112,794 for the nine months ended September 30, 2000 and $3,288,251 and $1,206,266 for the years ended December 31, 1999 and 1998, respectively. The Corporation expects to continue to incur losses in the near future and possibly longer. The Corporation anticipates that its expenses will increase substantially in the foreseeable future as it expands the Wireless Division and the Corporation continues to increase its research and development, sales and marketing and general and administrative expenses. The Corporation cannot predict if it will ever achieve profitability and, if it does, it may not be able to sustain or increase profitability.

Divestiture of Imaging Division

Effective August 31, 2000, the Corporation completed the sale of the net assets and business operations of its Imaging Division. Substantially all of the historical revenue of the Corporation has been from the Imaging Division. In the year ended December 31, 1999, the Imaging Division had revenue of $7,175,330 and the Wireless Division had revenue of $355,001. Now that the Corporation has divested itself of the


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Imaging Division,  it will be entirely reliant upon possible  increased revenues from the Wireless Division. There is no assurance that increased revenues from the Wireless Division will materialize.

Reliance on New Technologies

The Corporation is focused upon growth from its Wireless Division. The wireless data communications market is characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Corporation's wireless software products will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Corporation will be materially adversely affected. Even if the market does grow, there can be no assurance that the Corporation's products will achieve commercial success. The Corporation may find itself competing in the market for wireless mobile computing software against other companies with significantly greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, or imitate the features of the Corporation's wireless mobile computing software, reducing prices and the Corporation's revenues and share of the market.

In addition, the Corporation's competitors may develop alternative technologies that gain broader market acceptance than the Corporation's software solutions. As a result, the life cycle of the Corporation's software solutions is difficult to estimate. The Corporation may need to develop and introduce new products and enhancements to its existing solutions on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive technologies that may render its solution obsolete. These research and development efforts may require the Corporation to expend significant capital and other resources. In addition, as a result of the complexities inherent in the Corporation's solutions, major enhancements or improvements will require long development and testing periods. If the Corporation fails to develop products and services in a timely fashion, or if it does not enhance its products to meet evolving customer needs and industry standards, including security technology, it may not remain competitive or sell its solutions.

Product Improvements

The Corporation will be at risk if it is unable to continually upgrade and improve its software products, or to develop new software products. The software industry is characterized by a constant flow of new or improved products, which quickly render existing software products obsolete. The Corporation's competitors may develop technically superior and comparably priced or lower priced software that would have a material adverse effect on the Corporation.

Additional Financing

The Corporation may not have sufficient capital to fund its operations. In particular, additional financing may be required in the near term to develop, commercialize and market the Corporation's wireless mobile computing software products and services. No assurance can be given that any additional financing required will be available, or that additional financing will be available on terms that may be advantageous to existing shareholders. Such financings, to the extent they are available may result in substantial dilution to shareholders. To the extent such financing is not available, the Corporation may not be able to or may be delayed in being able to commercialize its software products and services.



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Management of Growth

The Corporation has been expanding, and intends to continue to expand, its Wireless Division. This growth has placed, and any further growth is likely to continue to place, a significant strain on the Corporation's resources. The Corporation's ability to achieve and maintain profitability will depend on its ability to manage growth effectively, to implement and expand operational and customer support systems, and to hire additional personnel. The Corporation may not be able to augment or improve existing systems and controls or implement new systems and controls to respond to any future growth. In addition, future growth may result in increased responsibilities for management personnel, which may limit their ability to effectively manage the Corporation's business.

Reliance on Key Personnel and Consultants

The Corporation is currently dependent upon its senior management, board of directors, consultants, and strategic alliances, the loss of any of which may significantly affect the performance of the Corporation and its ability to carry out the successful development and commercialization of its software products and services. Failure to retain management, directors and consultants or to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Corporation's growth and profitability. The Corporation is expecting significant growth in both revenue and employees as a result of the commercialization of its wireless mobile computing software products. This growth will place substantial demands on the Corporation. The Corporation's ability to assimilate new personnel will be critical to its performance. The Corporation will be required to recruit additional software development personnel, expand its direct sales force, expand its customer support functions and train, motivate and manage its employees. Competition for qualified software development personnel is intense and expected to increase. There can be no assurance that the Corporation will be able to recruit the personnel required to execute its programs or to manage these changes successfully.

Reliance on Key Third-Party Relationships

The Corporation relies on key third-party relationships, including its relationships with VARs, resellers and OEMs, for marketing and sales of its software products. These third parties are not within the control of the Corporation, are not obligated to purchase software products from the Corporation and may also represent and sell competing software products. The loss of any of these third-party relationships, the failure of such parties to perform under agreements with the Corporation or the inability of the
Corporation to attract and retain new VARs, resellers or OEMs with the technical, industry and application experience required to market and sell the Corporation's software products successfully could have a material adverse effect on the Corporation.

Competition

The Corporation experiences competition in the markets for both its wireless mobile computing software and printer driver software. As the market for the Corporation's software products continues to develop, additional competitors with substantially greater financial, technical and marketing resources than the Corporation may enter the market and competition may intensify.



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Current or future competitors may develop software products that are superior to the Corporation's software products or achieve greater market acceptance.

Product Defects

Software products as complex as those offered by the Corporation may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Corporation and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments resulting in product recalls and market rejection of the Corporation's software products and resulting in damage to the Corporation's reputation, as well as lost revenue, diverted development resources and increased support costs.

Intellectual Property Protection

The Corporation considers its software products and trademarks to be of value and important to its business. The Corporation relies principally upon a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. The Corporation does not have any patents or patent applications pending. Despite the Corporation's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Corporation regards as proprietary. There can be no assurance that the steps taken by the Corporation to protect its proprietary information will prevent misappropriation of such information. The cost of litigation necessary to enforce the Corporation's proprietary rights may be prohibitive. Such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing software products and services similar to those of the Corporation.

Although the Corporation believes that it has the right to use all of the intellectual property incorporated in its software products, third parties may claim that the Corporation's software products violate their proprietary rights, including copyrights and patents. If any such claims are made and found to be valid, the Corporation may have to reengineer its software products or obtain licenses from third parties to continue offering its software products. Any efforts to reengineer its software products or obtain licenses from third parties may not be successful and could substantially increase the Corporation's costs and have a material adverse effect on the business, financial condition and results of operations of the Corporation.

Lack of Backlog

Because the Corporation generally ships software products within a short period after receipt of an order, the Corporation typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Corporation's expense levels are based in part on its expectations as to future revenues. Therefore, the Corporation may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Corporation's expectations or any material delay of customer orders would have an almost immediate adverse impact on the Corporation's results of operations.



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Reliance on Export Sales

The Corporation's export sales to the United States and Europe represented 97% of its total sales in the year ended December 31, 1999. There can be no assurance that the Corporation will be able to maintain or increase international demand for the Corporation's software products or that the Corporation's distributors will be able to effectively meet that demand. Additional risks inherent in the Corporation's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing software products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Corporation's intellectual property to the same extent as do the laws of Canada and the United States.

Foreign Exchange Rate Exposure

The majority of the Corporation's revenue is denominated in U.S. dollars (the currency in which the Corporation's financial statements are stated) or currencies other than Canadian dollars and in the future may be denominated in currencies other than Canadian or U.S. dollars. The Corporation does not engage in currency hedging activities to limit the risks of exchange rate fluctuations. As a result, changes in the relative value of the U.S. dollar to the Canadian dollar and other foreign currencies will affect the Corporation's revenues and operating margins. The impact of future exchange rate fluctuations between the U.S. dollar and the Canadian dollar or other foreign currencies on revenues and operating margins cannot be accurately predicted and could have a material adverse effect on the Corporation.

Enforcement of Civil Liabilities

The Corporation is a corporation incorporated under the laws of British Columbia, Canada. Certain of the directors and the Corporation's professional advisors are residents of Canada or otherwise reside outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult to effect service of process within the United States upon the Corporation or upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of the Corporation or such persons under U.S. federal securities laws. The Corporation has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against the Corporation or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against the Corporation or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against the Corporation predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.



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Wireless Division

Wireless Industry Growth

The overall market for wireless data communications devices has experienced significant growth in recent years. There can be no assurance that the market for the Corporation's existing or proposed wireless software products will continue to grow, that firms within the industry will adopt the Corporation's software products for integration with their wireless data communications solutions, or that the Corporation will be successful in independently establishing product markets for its wireless software products. If the various markets in which the Corporation's software products compete fail to grow, or grow more slowly than the Corporation currently anticipates, or if the Corporation were unable to establish product markets for its new software products, the Corporation's business, results of operation and financial condition would be materially adversely affected.

Reliance on Microsoft

Some of the Corporation's wireless software products wirelessly enable the functionality of Microsoft Exchange. The Corporation is aware that Microsoft has developed its own wireless functionality for Microsoft Exchange that may compete with software products of the Corporation. Also, United States federal and state regulatory authorities have initiated broad antitrust actions against Microsoft. The Corporation cannot predict to what extent these antitrust actions may affect Microsoft or the Corporation's relationship with Microsoft.






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